FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2013

FINANCIAL RESULTS AND RAISES FULL YEAR OUTLOOK

~ Net Sales Increased 24.5% to $254.3 Million ~

~ Comparable Store Net Sales Increased 17.4% ~

~ Operating Margin of 13.1% ~

~ Net Income Increased 58.4% to $20.4 Million, or $0.73 per Diluted Share ~

~ Company Raises Full Year Revenue Guidance to a Range of $985 million to $995 million and EPS Guidance to a Range of $2.65 to $2.74 ~

TOANO, Va, October 23, 2013 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the third quarter and nine months ended September 30, 2013, and raised its outlook for 2013.

Third Quarter Results

Net sales increased $50.0 million, or 24.5%, to $254.3 million in the third quarter of 2013 from $204.3 million in the third quarter of 2012. Comparable store net sales increased 17.4% for the quarter, driven by a 9.8% increase in the number of customers invoiced and a 6.9% increase in the average sale. Non-comparable store net sales increased $14.5 million. During the third quarter, the Company opened seven new stores and remodeled six existing stores.

Gross margin was 41.8% in the third quarter of 2013 compared to 38.1% in the third quarter of 2012. The increase in gross margin reflects generally lower costs, increased attachment of moldings and accessories and certain operational efficiencies across the organization.

Selling, general and administrative (“SG&A”) expenses increased as a percentage of net sales to 28.8% for the third quarter of 2013 compared to 28.0% for the third quarter of 2012 as the Company continued to aggressively broaden the reach and frequency of its advertising.

Operating margin increased 290 basis points to 13.1% in the third quarter of 2013, from 10.2% in the third quarter of 2012.

Net income increased 58.4% to $20.4 million, or $0.73 per diluted share, in the third quarter of 2013 from $12.9 million, or $0.46 per diluted share, in the third quarter of the prior year.

Cash and cash equivalents at September 30, 2013 totaled $84.2 million compared with $40.1 million at September 30, 2012 and $64.2 million at December 31, 2012.

Robert M. Lynch, President and Chief Executive Officer, commented, “We experienced consistently strong demand across the third quarter as our superior value proposition continues to resonate with a growing customer base. We continue to gain share in a highly-fragmented market through our outstanding team of hardwood flooring experts, delivery of a wide assortment of high-quality products and by maintaining our position as the low-price leader. We are pleased to have driven additional operating margin expansion through our focus on continuous improvement and the resulting cumulative benefits of our key strategic initiatives.”

First Nine Months Results

Net sales increased 23.1% to $741.8 million in the first nine months of 2013 from $602.7 million in the first nine months of 2012. Comparable store net sales increased 15.8% for the first nine months of 2013, compared to 10.7% for the first nine months of the prior year. Non-comparable store net sales increased $43.8 million over the prior year. During the first nine months of 2013, the Company opened 19 new stores and remodeled 14 existing stores, all of which were in the Company’s new “store of the future” expanded showroom format. As of September 30, 2013, the Company operated 307 stores in 46 states and Canada.

Gross margin increased to 41.2% for the first nine months of 2013 from 37.6% in the same period of 2012. SG&A expenses increased to 28.8% of net sales for the first nine months of 2013, compared to 28.6% of net sales for the first nine months of 2012.

Operating margin increased 350 basis points to 12.4% in the first nine months of 2013, from 8.9% in the first nine months of 2012.

Net income increased 70.2% to $56.6 million, or $2.03 per diluted share, in the first nine months of 2013 compared to $33.3 million, or $1.18 per diluted share, in the first nine months of the prior year.

Company Outlook

Based on year-to-date results and current trends, the Company now expects to achieve the following for the full year:

•	Net sales for the full year in the range of $985 million to $995 million, from a previous range of $940 million to $963 million.

•	Comparable store net sales increasing 14% to 15%, with the fourth quarter ranging from 9% to 14%.

•	The opening of a total of 10 to 12 new store locations in the fourth quarter of the year, for a total of 29 to 31 new store locations in 2013.

•	Incremental SG&A expenses in the fourth quarter of approximately $1.4 million to $1.8 million, primarily related to the start-up of the West Coast distribution center and certain incremental legal and professional fees.

•	Capital expenditures between $35 million and $40 million, including $19 million to $21 million related to the supply chain optimization.

•	Earnings per diluted share in the range of approximately $2.65 to $2.74, based on a diluted share count of approximately 27.9 million shares, which is exclusive of any future impact of the stock repurchase program, up from a previous range of $2.45 to $2.60.

Mr. Lynch concluded, “Our team remains unified in its vision and motivated to continue taking market share through our powerful value proposition and uniquely profitable store model. We continue to reinvest a portion of our success in our people, store model and support structures to enhance our value proposition and deliver cumulative, multi-year benefits. We were excited to take the next steps in optimizing our supply chain during the third quarter, and we expect that the investment in new distribution facilities will enable us to deliver even better service to our customers and support the tremendous growth of our business. Including our performance in the third quarter, we have achieved record results to date in 2013, but we are more excited than ever by the long-term opportunities that lie ahead. We continue to expect multi-year operating margin expansion as we focus on delivering the best value proposition in flooring to our customers and rewarding our shareholders.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, October 23, 2013, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through October 30, 2013 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 10000349. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 305 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2013	December 31, 2012
Assets	(unaudited)
Current Assets:
Cash and Cash Equivalents	$84,194	$64,167
Merchandise Inventories	237,290	206,704
Prepaid Expenses	5,715	5,168
Other Current Assets	15,110	12,106
Total Current Assets	342,309	288,145
Property and Equipment, net	56,712	47,764
Goodwill	9,693	9,693
Other Assets	1,732	1,785
Total Assets	$410,446	$347,387
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$37,690	$55,110
Customer Deposits and Store Credits	32,488	25,747
Accrued Compensation	10,722	7,969
Sales and Income Tax Liabilities	5,041	4,314
Other Current Liabilities	16,817	7,887
Total Current Liabilities	102,758	101,027

Deferred Rent	3,823	3,653
Deferred Tax Liability	8,523	8,166

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,609,809 and 27,214,144 outstanding, respectively)	30	29
Treasury Stock, at cost (2,034,911 and 1,719,706 shares, respectively)	(75,161)	(50,552)
Additional Capital	160,958	131,724
Retained Earnings	209,867	153,267
Accumulated Other Comprehensive (Loss) Income	(352)	73
Total Stockholders’ Equity	295,342	234,541
Total Liabilities and Stockholders’ Equity	$410,446	$347,387

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Sales	$254,278	$204,291	$741,807	$602,672
Cost of Sales	147,903	126,405	436,356	376,169
Gross Profit	106,375	77,886	305,451	226,503

Selling, General and Administrative Expenses	73,108	57,135	213,690	172,638
Operating Income	33,267	20,751	91,761	53,865

Other (Income) Expense	(64)	(26)	(425)	(99)
Income Before Income Taxes	33,331	20,777	92,186	53,964

Provision for Income Taxes	12,932	7,895	35,586	20,708
Net Income	$20,399	$12,882	$56,600	$33,256
Net Income per Common Share—Basic	$0.74	$0.47	$2.06	$1.21
Net Income per Common Share—Diluted	$0.73	$0.46	$2.03	$1.18
Weighted Average Common Shares Outstanding:
Basic	27,594,573	27,125,855	27,448,441	27,518,206
Diluted	27,954,115	27,744,564	27,905,131	28,094,040

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2013	2012

Cash Flows from Operating Activities:
Net Income	$56,600	$33,256
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	8,503	7,323
Stock-Based Compensation Expense	4,168	3,019
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(30,704)	(30,962)
Accounts Payable	(17,622)	(8,212)
Customer Deposits and Store Credits	6,754	5,966
Prepaid Expenses and Other Current Assets	(3,991)	(2,427)
Other Assets and Liabilities	12,994	8,973
Net Cash Provided by Operating Activities	36,702	16,936

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(17,261)	(9,570)
Net Cash Used in Investing Activities	(17,261)	(9,570)

Cash Flows from Financing Activities:
Payments for Share Repurchases	(24,609)	(40,349)
Proceeds from the Exercise of Stock Options	9,796	8,031
Excess Tax Benefit from Stock-Based Compensation	15,711	3,141
Net Cash Provided by (Used in) Financing Activities	898	(29,177)

Effect of Exchange Rates on Cash and Cash Equivalents .	(312)	201
Net Increase (Decrease) in Cash and Cash Equivalents	20,027	(21,610)
Cash and Cash Equivalents, Beginning of Period	64,167	61,675
Cash and Cash Equivalents, End of Period	$84,194	$40,065